UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 17, 2009

THE CLOROX COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)

1-07151 (Commission File Number)	31-0595760 (I.R.S. Employer Identification No.)

1221 Broadway, Oakland, California 94612-1888 (Address of principal executive offices) (Zip code)

(510) 271-7000 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐   Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 17, 2009, the Board of Directors (the “Board”) of The Clorox Company (the “Company”) adopted Amended and Restated Bylaws of the Company (the “Bylaws”), effective as of the same date. The changes to the Bylaws include:

  Article I, Section 3 (Notice of Meetings): This section was amended to reflect recent changes to the Delaware General Corporations Law that allow the Board to fix one record date for determining stockholders entitled to notice of a stockholder meeting and a separate record date for determining stockholders entitled to vote at the meeting.

  Article I, Section 5 (Organization): This section was amended to update officers and designees who may call a stockholder meeting to order and act as the Chairman.

  Article I, Section 9 (Stock List): This section was amended to authorize certain officers to prepare the stock list for stockholder meetings, to allow examination of the stock list when meetings are held by means of remote communication and to accommodate a record date closer to the meeting date.

  Article I, Section 10(a)(ii). (Notice of Stockholder Business and Nominations): The advance notice provisions of this section were amended to provide that if the date of the annual meeting changes by more than 30 days from the anniversary date of the previous years’ meeting, the stockholder notice is due not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the Company first publicly discloses the date of the meeting. The Board did not amend the advance notice deadlines if the annual meeting takes place as scheduled. The amendments also clarify that the advance notice provisions in the Bylaws do not apply to stockholder nominations or proposals submitted for inclusion in the Company proxy statement made in compliance with Rule 14a-8 under the Exchange Act.

  Article I, Section 10(b) (Notice of Stockholder Business and Nominations): This section was amended to require that notice by a stockholder for a nomination at a special meeting be delivered to the Company not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which the Company first publicly discloses the date of the meeting.

  Article I, Section 10 (a)(ii)(4) (Notice of Stockholder Business and Nominations): This section was amended to update information required in a stockholder notice when the stockholder intends to propose a nomination or other business item at a stockholder meeting. Among other changes, the amendments require a stockholder to provide information about any agreement, arrangement or understanding that has the effect or intent of mitigating loss, managing risk or benefit from changes in the share price of any class or series of shares in the Company, or maintaining, increasing or decreasing voting power with respect to shares of the Company, including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares.

  Article IV, Section 5 (Chief Executive Officer): This section was amended to eliminate a reference to the Chief Executive Officer presiding at Board meetings in the Chairman’s absence.

  Article V, Section (Certificate of Stock) and Section 2 (Transfers of Stock): These sections were amended to reflect that the Company may issue uncertificated shares.

  Article VI (Notices) and Article VI (Waivers): These sections were amended to apply only to waivers given by and notices given to stockholders and directors in order to avoid confusion with third party arrangements.

  Article VII, Section 5 (Contracts, Etc. How Executed): This section was amended to update processes relating to contracts.

In addition, the Bylaws reflect certain immaterial language changes, conforming changes and other technical edits and updates.

The foregoing description is qualified in its entirety by Clorox’s Amended and Restated Bylaws which are attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

     (d) Exhibits

Exhibit	Description
3.1	Amended and Restated Bylaws

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE CLOROX COMPANY

Date: November 20, 2009	By:	/s/ Laura Stein
Senior Vice President –
General Counsel

THE CLOROX COMPANY

FORM 8-K

INDEX TO EXHIBITS

Exhibit	Description
3.1	Amended and Restated Bylaws